Exhibit 99.1

FOR RELEASE AT 6:00 AM CENTRAL TIME (7:00 AM EASTERN TIME)

NOVAMED REPORTS 38% INCREASE IN TOTAL NET REVENUE

CHICAGO (February 14, 2007) - NovaMed, Inc. (Nasdaq: NOVA) today reported results for the fourth quarter and year ended December 31, 2006. Fourth quarter continuing operations highlights were:

•	Total net revenue increased 38% to $29,703,000

•	Operating income increased 55% to $6,370,000

•	Net income was $1,241,000, or $0.05 per diluted share, after the impact of $326,000 of non-cash stock compensation expense and $234,000 of severance expense, which totaled $0.02 per diluted share

•	Same-facility net revenue growth of 14%

For the fourth quarter ended December 31, 2006, total net revenue was $29,703,000, up 38% from $21,600,000 in the prior year fourth quarter. Net revenue from surgical facilities was $24,056,000, up 48% from $16,278,000 in the prior year fourth quarter. This revenue increase was primarily due to a 45% increase in total surgical procedures performed in the fourth quarter of 2006 as compared to the same period in the prior year. On a same-facility basis, surgical facilities net revenue increased 14% over the prior year fourth quarter. Product sales and other revenue was $5,647,000 in the fourth quarter of 2006, up 6% from the prior year fourth quarter.

Operating income in the fourth quarter of 2006 increased 55% to $6,370,000, or 21% of net revenue, from $4,104,000, or 19% of net revenue, in the same period last year. Operating expenses in the fourth quarter of 2006 included $534,000 in non-cash, stock compensation expense recorded in accordance with NovaMed’s adoption of FAS 123(R) on January 1, 2006 as well as $383,000 in severance expense related to the resignation of a senior executive. Net interest expense in the fourth quarter of 2006 increased 374% to $1,157,000, compared to the same period last year, due to higher borrowing costs and an increase in outstanding borrowings to fund the acquisition of surgery centers. The effective income tax rate in the fourth quarter of 2006 was 35.1% as compared to 40.0% in the prior year fourth quarter. This was due to a reduction in the effective income tax rate for 2006 to 39.0% from 40.0% in 2005. Net income from continuing operations in the fourth quarter of 2006 increased 7% to $1,241,000, or $0.05 per diluted share, from $1,157,000, or $0.05 per diluted share, in the prior year fourth quarter. Stock compensation and severance expense recorded in the fourth quarter of 2006 impacted net income from continuing operations by $560,000 or $0.02 per diluted share.

Total net revenue for 2006 was $108,434,000, up 33% from $81,226,000 for 2005. Net revenue from surgical facilities was $85,275,000, up 42% from $60,169,000 for 2005. This revenue increase was primarily due to a 38% increase in total surgical procedures performed in 2006 as compared to 2005. On a same-facility basis, surgical facilities net revenue increased 9% over 2005. Product sales and other revenue was $23,159,000 for 2006, up 10% from $21,057,000 for 2005.

Operating income for 2006 increased 43% to $23,416,000, or 22% of net revenue, from $16,357,000, or 20% of net revenue, in 2005. Operating expenses for 2006 included $1,892,000 in non-cash, stock compensation expense and the $383,000 in severance expense noted above. Net income from continuing operations for 2006 increased 7% to $5,699,000, or $0.23 per diluted share, from $5,305,000, or $0.22 per diluted share, in 2005. Stock compensation and severance expense recorded in 2006 impacted net income from continuing operations by $1,388,000 or $0.06 per diluted share.

During the fourth quarter of 2006, NovaMed acquired a 65% interest in a multi-specialty surgery center located in Cleveland, Tennessee, a 51% interest in an ophthalmic surgery center located in Warrensburg, Missouri and a 51% interest in a multi-specialty surgery center located in Sebring, Florida. Effective January 1, 2007, NovaMed purchased a 54% interest in a multi-specialty surgery center located in St. Peters, Missouri. On February 8, 2007, NovaMed announced an amendment to its credit facility increasing the size of the facility from $80 million to $125 million.

Commenting on the fourth quarter and 2006 results, Thomas S. Hall, President and Chief Executive Officer of NovaMed, said, “We are very pleased with our same-facility net revenue growth in the fourth quarter which represents our third consecutive quarter of double-digit growth. Since February 2006, we have completed 11 surgery center acquisitions. With our solid operating performance and the additional financing capacity of our recently amended credit facility, we believe we are well positioned to continue our growth momentum in 2007.”

NovaMed acquires, develops and operates ambulatory surgery centers in partnership with physicians. NovaMed currently has ownership interests in 37 surgery centers located in 18 states. NovaMed’s executive offices are located in Chicago, Illinois.

As previously announced, NovaMed will hold a conference call to discuss this release at 10:00 a.m. Central Time on Wednesday, February 14, 2007. Investors can listen to the call over the Internet by visiting www.earnings.com or at NovaMed’s website at www.novamed.com. For those who cannot listen to the live broadcast, a replay will be available at these sites through March 13, 2007.

NovaMed measures same-facility results using only those facilities that it has owned and operated for the entire current and prior year periods reported. This press release contains forward-looking statements that relate to possible future events. These statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause our actual results to differ materially from those expressed or implied in this press release. These risks and uncertainties relate to our business, our industry and our common stock and include: our ability to acquire, develop or manage a sufficient number of profitable surgical facilities, including facilities that are not exclusively dedicated to eye-related procedures; reduced prices and reimbursement rates for surgical procedures; our ability to access capital on a cost-effective basis to continue to successfully implement our growth strategy; our ability to maintain successful relationships with the physicians who use our surgical facilities; the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations, require us to incur significant expenditures or limit our ability to relocate our facilities if necessary; and demand for elective surgical procedures. Readers are encouraged to review a more complete discussion of the factors affecting NovaMed’s business and prospects in its filings with the Securities and Exchange Commission, including the company’s 2005 Form 10-K filed on April 28, 2006. Readers should not place undue reliance on any forward-looking statements. Except as required by the federal securities laws, NovaMed undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

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CONTACT
Scott T. Macomber
Executive Vice President and Chief Financial Officer
(312) 664-4100
smacomber@novamed.com

NovaMed, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data, ASCs operated and procedures performed)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2006	2005	2006	2005
Net revenue:
Surgical facilities	$24,056	$16,278	$85,275	$60,169
Product sales and other	5,647	5,322	23,159	21,057
Total net revenue	29,703	21,600	108,434	81,226

Operating expenses:
Salaries, wages and benefits	9,798	7,182	35,219	25,844
Cost of sales and medical supplies	6,938	5,211	26,105	19,628
Selling, general and administrative	5,725	4,396	20,604	16,939
Depreciation and amortization	872	707	3,090	2,458
Total operating expenses	23,333	17,496	85,018	64,869

Operating income	6,370	4,104	23,416	16,357

Interest (income) expense, net	1,157	244	2,945	721
Minority interest	3,374	2,028	11,540	7,372
(Earnings) loss of nonconsolidated affiliate	9	(4)	(13)	(106)
Gain on sale of minority interests	-	-	(102)	(110)
Other (income) expense, net	(83)	(92)	(297)	(361)
Income before income taxes	1,913	1,928	9,343	8,841
Income tax provision	672	771	3,644	3,536

Net income from continuing operations	1,241	1,157	5,699	5,305
Net income from discontinued operations	1	72	38	284

Net income	$1,242	$1,229	$5,737	$5,589

Earnings per common share - diluted:
Earnings from continuing operations	$0.05	$0.05	$0.23	$0.22
Earnings from discontinued operations	-	-	-	0.01
Net earnings per diluted share	$0.05	$0.05	$0.23	$0.23

Shares used in computing diluted earnings per share	25,081	24,089	24,857	23,842

Selected Operating Data:

ASCs operated at end of period	36	28	36	28
Procedures performed during the period	29,717	20,466	104,076	75,512
Cash flow provided by operating activities	$5,120	$3,641	$14,663	$11,759
Cash flow used in investing activities	$(15,756)	$(12,781)	$(57,771)	$(23,736)
Cash flow provided by financing activities	$11,987	$8,352	$44,189	$12,648

	December 31,	December 31,
	2006	2005
Balance Sheet Data:
Cash and cash equivalents	$2,743	$1,690
Accounts receivable, net	17,278	11,933
Working capital	10,299	6,669
Total assets	160,547	97,162
Long-term debt	61,286	17,404
Minority interest	14,296	10,266
Stockholders' equity	68,116	58,675